Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	renee_walker@kellyservices.com

KELLY SERVICES REPORTS RECORD REVENUE AND STRONG

EARNINGS GROWTH FOR THE 3rd QUARTER OF 2004

Revenue increased 13.5% and net earnings increased nearly five fold.

TROY, MI (October 19, 2004)—Kelly Services, Inc., a global provider of staffing services, today announced record revenue and strong earnings growth for the third quarter ended September 26, 2004.

Terence E. Adderley, Kelly Services chairman and chief executive officer, announced revenue for the third quarter of 2004 totaled $1.245 billion, a 13.5% increase compared to the $1.097 billion for the corresponding quarter in 2003. Sales for the nine-month period totaled $3.628 billion, a 14.8% increase compared to the $3.160 billion for the first nine months of 2003.

Net earnings for the third quarter of 2004 totaled $7.4 million, compared to $1.5 million reported for the third quarter of 2003. Net earnings for the first nine months of 2004 totaled $13.5 million, compared to the $3.3 million earned during the comparable nine-month period in 2003.

Diluted earnings per share in the third quarter of 2004 were $0.21, as compared to third quarter 2003 earnings of $0.04 per share. Diluted earnings per share for the first nine months of 2004 were $0.38, compared to the $0.09 per share earned in the first nine months of 2003.

Commenting on the results, Adderley said, “The economic recovery is well underway, and our third quarter sales of $1.245 billion set a new all time record for any quarter.

“We’re pleased with our progress so far this year. We believe the balance of the year will continue on course, and our fourth quarter 2004 earnings per share should range from $0.19 to $0.24, as compared to $0.05 per share in the fourth quarter of 2003. Full year earnings per share should range from $0.57 to $0.62, as compared to $0.14 in 2003. The fourth quarter of 2004 ends on January 2, 2005. Accordingly, our fourth quarter will contain 14 weeks, and our fiscal year will include 53 weeks. This fiscal “leap year” occurs every five or six years, and is necessary to align the fiscal and calendar periods.

“Revenue in our U.S. Commercial staffing segment increased 7.2% year over year during the third quarter, compared to the 11.3% increase reported in the second quarter. The gross profit rate in this segment increased seven-tenths of a percent, primarily due to lower workers compensation costs. Expenses increased 4.5% compared to last year. Operating earnings totaled $29.7 million, an increase of 29.9% compared to last year.

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“Revenue in our Professional, Technical, and Staffing Alternatives (PTSA) segment increased 18.0% year over year during the third quarter, compared to the prior quarter’s increase of 14.7%. Kelly Law Registry and Kelly Engineering Resources were the leading professional and technical performers in the third quarter. Kelly HR First and Kelly Vendor Management continue to be the leading staffing alternatives units. Kelly Home Care and the Automotive Services Group experienced revenue decreases during the quarter. The PTSA gross profit rate increased three-tenths of one percent, primarily due to increased fee based income. Expenses increased 11.6% as compared to last year. Operating earnings totaled $16.5 million and increased 38.0% on a year over year basis.

“Revenue in our International segment, as measured in U.S. dollars, increased 20.3% year over year during the third quarter, as compared to a 23.4% increase in the second quarter. The International gross profit rate increased by two-tenths of a percent, primarily due to growth in fee based income. Operating expenses increased by 14.7% in U.S. dollar terms. Operating earnings totaled $6.2 million, a significant improvement compared to earnings of $1.7 million last year.

“On a constant currency basis, International segment revenue increased 11.5% year over year in the third quarter, as compared to 15.9% growth in the second quarter. Total company revenue for the third quarter of 2004 increased 10.7% on a constant currency basis as compared to 13.4% growth in the second quarter. Constant currency revenue growth was positive in all regions: Americas increased 12%, Europe increased 10%, and Asia Pacific increased 17%. International expenses increased by 5.8% on a constant currency basis.”

Mr. Adderley concluded, “With three solid quarters behind us, 2004 is turning out to be a very good year. We are well positioned for a strong performance in 2005.”

In conjunction with its third quarter earnings release, Kelly Services, Inc. will host a conference call at 8:30 a.m. (ET) on October 19, 2004 to review the results. The call may be accessed in one of the following ways:

Via the Telephone:

U.S.	1-800-230-1074
International	1-612-288-0318

The conference call leader is Terence Adderley

The passcode is Kelly Services

Via the Internet:

You may access the call via the internet through the Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. With nearly 2,500 company owned and operated offices in 26 countries, Kelly provides to its customers nearly 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education and health care. Revenue in 2003 was $4.3 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED SEPTEMBER 26, 2004 AND SEPTEMBER 28, 2003

(UNAUDITED)

(In thousands of dollars except per share data)

	2004	2003	Change	% Change
Revenue from services	$1,244,854	$1,097,268	$147,586	13.5%
Cost of services	1,042,486	924,661	117,825	12.7

Gross profit	202,368	172,607	29,761	17.2
Selling, general and administrative expenses	189,908	169,898	20,010	11.8

Earnings from operations	12,460	2,709	9,751	359.9
Interest expense, net	(194)	(84)	(110)	(131.0)

Earnings before taxes	12,266	2,625	9,641	367.3
Income taxes	4,894	1,121	3,773	336.6

Net earnings	$7,372	$1,504	$5,868	390.2%

Basic earnings per share	$0.21	$0.04	$0.17	425.0%

Diluted earnings per share	$0.21	$0.04	$0.17	425.0%

STATISTICS:
Gross profit rate	16.3%	15.7%	0.6%
Expenses as a % of revenue	15.3	15.5	(0.2)
% Return—Earnings from operations	1.0	0.2	0.8
Earnings before taxes	1.0	0.2	0.8
Net earnings	0.6	0.1	0.5
Effective income tax rate	39.9%	42.7%	(2.8)%
Average number of shares outstanding (thousands):
Basic	35,199	35,321
Diluted	35,424	35,490

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 39 WEEKS ENDED SEPTEMBER 26, 2004 AND SEPTEMBER 28, 2003

(UNAUDITED)

(In thousands of dollars except per share data)

	2004	2003	Change	% Change
Revenue from services	$3,628,129	$3,160,182	$467,947	14.8%
Cost of services	3,044,323	2,649,619	394,704	14.9

Gross profit	583,806	510,563	73,243	14.3
Selling, general and administrative expenses	560,654	505,015	55,639	11.0

Earnings from operations	23,152	5,548	17,604	317.3
Interest (expense) income, net	(716)	42	(758)	NM

Earnings before taxes	22,436	5,590	16,846	301.4
Income taxes	8,952	2,292	6,660	290.6

Net earnings	$13,484	$3,298	$10,186	308.9%

Basic earnings per share	$0.38	$0.09	$0.29	322.2%

Diluted earnings per share	$0.38	$0.09	$0.29	322.2%

STATISTICS:
Gross profit rate	16.1%	16.2%	(0.1)%
Expenses as a % of revenue	15.5	16.0	(0.5)
% Return—Earnings from operations	0.6	0.2	0.4
Earnings before taxes	0.6	0.2	0.4
Net earnings	0.4	0.1	0.3
Effective income tax rate	39.9%	41.0%	(1.1)%
Average number of shares outstanding (thousands):
Basic	35,046	35,488
Diluted	35,400	35,549

NM Percentage change not meaningful.

KELLY SERVICES, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(UNAUDITED)

(In thousands of dollars)

	Third Quarter
	2004	2003	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$573,972	$535,345	$38,627	7.2%
PTSA	260,965	221,221	39,744	18.0
International	409,917	340,702	69,215	20.3

Consolidated Total	$1,244,854	$1,097,268	$147,586	13.5%

Earnings from Operations:
U.S. Commercial Staffing	$29,696	$22,852	$6,844	29.9%
PTSA	16,480	11,938	4,542	38.0
International	6,199	1,672	4,527	270.8
Corporate Expense	(39,915)	(33,753)	(6,162)	(18.3)

Consolidated Total	$12,460	$2,709	$9,751	359.9%

	September Year to Date
	2004	2003	Change	% Change
Revenue from Services:
U.S. Commercial Staffing	$1,704,861	$1,562,319	$142,542	9.1%
PTSA	756,133	666,445	89,688	13.5
International	1,167,135	931,418	235,717	25.3

Consolidated Total	$3,628,129	$3,160,182	$467,947	14.8%

Earnings (Loss) from Operations:
U.S. Commercial Staffing	$83,654	$70,219	$13,435	19.1%
PTSA	46,864	38,030	8,834	23.2
International	7,317	(2,396)	9,713	NM
Corporate Expense	(114,683)	(100,305)	(14,378)	(14.3)

Consolidated Total	$23,152	$5,548	$17,604	317.3%

NM Percentage change not meaningful.

KELLY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

(UNAUDITED)

(In thousands of dollars)

	Third Quarter
	2004	2003	Change	% Change
U.S. Commercial	$573,972	$535,345	$38,627	7.2%
PTSA	260,965	221,221	39,744	18.0
International—constant currency*	379,795	340,702	39,093	11.5

Revenue from services—constant currency	1,214,732	1,097,268	117,464	10.7%
Foreign currency impact	30,122		30,122

Revenue from services	$1,244,854	$1,097,268	$147,586	13.5%

	September Year to Date
	2004	2003	Change	% Change
U.S. Commercial	$1,704,861	$1,562,319	$142,542	9.1%
PTSA	756,133	666,445	89,688	13.5
International—constant currency*	1,069,851	931,418	138,433	14.9

Revenue from services—constant currency	3,530,845	3,160,182	370,663	11.7%
Foreign currency impact	97,284		97,284

Revenue from services	$3,628,129	$3,160,182	$467,947	14.8%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(In thousands of dollars)

	September 26, 2004	December 28, 2003	September 28, 2003
	(UNAUDITED)		(UNAUDITED)
Current Assets
Cash and equivalents	$87,236	$76,378	$60,838
Short-term investments	377	457	508
Trade accounts receivable, less allowances of $16,637, $14,983 and $14,541, respectively	741,938	658,090	637,850
Prepaid expenses and other current assets	36,834	31,784	30,478
Deferred taxes	21,287	24,962	22,355

Total current assets	887,672	791,671	752,029
Property and Equipment, Net	171,940	188,122	187,976
Noncurrent Deferred Taxes	11,741	14,606	20,909
Goodwill, Net	84,875	85,788	82,989
Other Assets	58,674	57,550	53,407

Total Assets	$1,214,902	$1,137,737	$1,097,310

Current Liabilities
Short-term borrowings	$43,109	$39,190	$32,665
Accounts payable	91,458	92,265	84,991
Accrued payroll and related taxes	254,813	200,503	204,337
Accrued insurance	38,602	36,016	31,676
Income and other taxes	47,503	49,342	46,265

Total current liabilities	475,485	417,316	399,934
Noncurrent Liabilities
Accrued insurance	62,982	58,763	51,683
Accrued retirement benefits	49,274	48,025	43,962

Total noncurrent liabilities	112,256	106,788	95,645
Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(103,830)	(113,158)	(116,412)
Paid-in capital	20,917	19,096	18,404
Earnings invested in the business	659,693	656,726	658,381
Accumulated foreign currency adjustments	10,265	10,853	1,242

Total stockholders’ equity	627,161	613,633	601,731

Total Liabilities and Stockholders’ Equity	$1,214,902	$1,137,737	$1,097,310

STATISTICS:
Working Capital	$412,187	$374,355	$352,095
Current Ratio	1.9	1.9	1.9
Debt-to-capital %	6.4%	6.0%	5.1%
Global Days Sales Outstanding
Quarter	54	51	53
Year-to-date	56	55	55

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 39 WEEKS ENDED SEPTEMBER 26, 2004 AND SEPTEMBER 28, 2003

(UNAUDITED)

(In thousands of dollars)

	2004	2003
Cash flows from operating activities
Net earnings	$13,484	$3,298
Noncash adjustments:
Depreciation and amortization	33,297	36,092
Increase in trade accounts receivable, net	(83,377)	(63,572)
Changes in other operating assets and liabilities	69,096	35,868

Net cash from operating activities	32,500	11,686

Cash flows from investing activities
Capital expenditures	(16,665)	(20,154)
Decrease in short-term investments	80	91
Increase in other assets	(769)	(2,282)

Net cash from investing activities	(17,354)	(22,345)

Cash flows from financing activities
Increase in short-term borrowings	3,896	5,562
Dividend payments	(10,517)	(10,676)
Stock options and other	2,568	177
Purchase of treasury stock	(3)	(26,141)

Net cash from financing activities	(4,056)	(31,078)

Effect of exchange rates on cash and equivalents	(232)	1,639

Net change in cash and equivalents	10,858	(40,098)
Cash and equivalents at beginning of period	76,378	100,936

Cash and equivalents at end of period	$87,236	$60,838